                                                       NEWS RELEASE

FOR RELEASE ON OR AFTER:  May 1, 2012

CONTACT:           John Perino, VP Investor Relations
608-361-7501
john.perino@regalbeloit.com

Regal Beloit Corporation Announces First Quarter 2012 Earnings

•	Record First Quarter Sales of $808 Million
•	Record First Quarter Diluted EPS of $1.16
•	Free Cash Flow of $48.7 million Equal to 100% of Net Income1

BELOIT, WI - Regal Beloit Corporation (NYSE: RBC) today reported financial results for the first quarter ended March 31, 2012.  Net sales of $807.9 million increased 21.9% compared to $662.7 million for the first quarter of 2011.   Diluted earnings per share were $1.16 for the first quarter of 2012 compared to diluted earnings per share of $0.99 for the first quarter of 2011.

 “We were pleased to see growth in our North American commercial and industrial, mechanical and global Unico businesses, which helped offset the weakness in HVAC and China.  Our diverse operations and our successful acquisition strategy helped us to continue to deliver sales and earnings growth.  Overall, our businesses performed as we expected plus we had an additional earnings lift from the gain on an asset sale and lower income tax expense,” commented Mr. Mark Gliebe, Chairman and Chief Executive Officer. “Also, in the first quarter we were excited to close the Milwaukee Gear acquisition, expanding our presence in oil and gas.”

NET SALES		(In millions)
	Three Months Ended
	March 31,	April 2,	%
	2012	2011	Change
Net Sales	$807.9	$662.7	21.9%

Net Sales by Segment:
Electrical segment	731.4	594.3	23.1%
Mechanical segment	76.5	68.4	11.9%

Electrical segment net sales in the first quarter 2012 included $194.6 million from the businesses acquired within the last twelve months (“acquired businesses”).  Excluding the acquired businesses, North American residential HVAC motor net sales declined 30.2%, resulting from  (i) the difficult comparison to the 17.9% net sales increase experienced in the first quarter of 2011, (ii) a drop in consumer demand for residential HVAC equipment and (iii) the adverse mix impact of the R22 dry ship conversion.  North American commercial and industrial motor net sales increased 7.0% for the first quarter 2012 compared to the first quarter of 2011, excluding the divested business.

1 This earnings release includes non-GAAP financial measures. Schedules that reconcile these non-GAAP financial measures to the most comparable GAAP figures are included with this earnings release.

Mechanical segment net sales for the first quarter included $8.4 million from the acquired business.  Excluding the impact of the acquired business, Mechanical segment sales in North America increased 8.7%, which helped offset weakness in mechanical sales in Europe and Asia.

First quarter 2012 net sales to regions outside the United States increased 13.2% compared to first quarter 2011 and represented 34.2% of total net sales.   Sales of high efficiency products were 18.1% of net sales.  The impact of foreign currency exchange rates decreased total net sales by 0.6% for the first quarter 2012 compared to the first quarter 2011.

GROSS PROFIT
	(In millions) Three Months Ended
	March 31,	April 2,
	2012	2011
Gross Profit	$197.6	$164.8
As a percentage of net sales	24.5%	24.9%

Gross Profit
Electrical segment	$178.8	$145.6
As a percentage of net sales	24.4%	24.5%
Mechanical segment	$18.8	$19.2
As a percentage of net sales	24.5%	28.1%

The reduction in the gross profit percentage was primarily driven by softer HVAC motor sales and the mix impact of the R22 dry ship conversion.  In the Mechanical segment, cost of goods sold included approximately $0.5 million of inventory purchase accounting adjustments related to the Milwaukee Gear acquisition.

OPERATING EXPENSES
	(In millions) Three Months Ended
	March 31,	April 2,
	2012	2011
Operating Expenses	$118.5	$100.7
As a percentage of net sales	14.7%	15.2%

Operating Expenses by Segment:
Electrical segment	$109.5	$90.1
As a percentage of net sales	15.0%	15.2%
Mechanical segment	$9.0	$10.6
As a percentage of net sales	11.8%	15.5%

First quarter 2012 operating expenses included $25.2 million from the acquired businesses and an offsetting gain of $1.3 million on the sale of surplus real estate from a closed facility.  First quarter 2012 included $0.1 million of acquisition related expenses compared to $6.6 million in 2011.

INCOME FROM OPERATIONS
	(In millions) Three Months Ended
	March 31,	April 2,
	2012	2011
Income from Operations	$79.1	$64.1
As a percentage of net sales	9.8%	9.7%

Income from Operations by Segment:
Electrical segment	$69.4	$55.5
As a percentage of net sales	9.5%	9.3%
Mechanical segment	$9.7	$8.6
As a percentage of net sales	12.7%	12.6%

The effective tax rate for the first quarter 2012 was 26.3% compared to 31.2% for the first quarter 2011 driven primarily by the world wide distribution of income and the reduction of a non-US tax item of
$1.4 million.

Free cash flow was $48.7 million, an increase of $20.2 million from the prior year.   Free cash for the first quarter of 2012 was 100.0% of net income.

 “Entering the second quarter, we announced a 5.6% increase in our quarterly dividend per share, which represents the seventh increase in the last eight years and which expresses our confidence,” commented Mr. Gliebe.  “Our China business is seeing a modest increase in orders as compared to the prior quarter, and our HVAC business is starting to experience the normal seasonal build. However, we expect HVAC revenues to be down in the second quarter versus prior year as we continue to experience the negative mix impact resulting from the R22 conversion.  We also expect continued strong performance from our commercial and industrial, mechanical and Unico business.  Our earnings guidance for the second quarter of 2012 is $1.42 to $1.48 per share,” continued Mr. Gliebe.

Regal Beloit will hold a conference call at 10:00 AM CDT (11:00 AM EDT) on Wednesday, May 2, 2012, to discuss the earnings release.  To listen to the call and view the presentation slides via the internet, please go to http://www.regalbeloit.com/ or at: http://www.videonewswire.com/event.asp?id=86575.  Individuals who would like to participate by phone should dial 866-524-3160, referencing Regal Beloit.  International callers should dial 412-317-6760, referencing Regal Beloit.

A telephone replay of the call will be available through August 2, 2012, at 877-344-7529, conference ID 10013126.  International callers should call 412-317-0088 using the same conference ID.  A webcast replay will be available until August 2, 2012, and can be accessed at http://www.regalbeloit.com/rbceventspresentations.htm  or at http://www.videonewswire.com/event.asp?id=86575.

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales and service facilities throughout the United States, Canada, Mexico, Europe and Asia.  Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

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CAUTIONARY STATEMENT
The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including: actions taken by our competitors and our ability to effectively compete in the increasingly competitive global electric motor, power generation and mechanical motion control industries; our ability to develop new products based on technological innovation and the marketplace acceptance of new and existing products; fluctuations in commodity prices and raw material costs; our dependence on significant customers; issues and costs arising from the integration of acquired companies and businesses, including the timing and impact of purchase accounting adjustments; unanticipated costs or expenses we may incur related to product warranty issues; our dependence on key suppliers and the potential effects of supply disruptions; infringement of our intellectual property by third parties, challenges to our intellectual property, and claims of infringement by us of third party technologies; increases in our overall debt levels as a result of acquisitions or otherwise and our ability to repay principal and interest on our outstanding debt; product liability and other litigation, or the failure of our products to perform as anticipated, particularly in high volume applications; economic changes in global markets where we do business, such as reduced demand for the products we sell, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control; unanticipated liabilities of acquired businesses; cyclical downturns affecting the global market for capital goods; difficulties associated with managing foreign operations; and other risks and uncertainties including but not limited to those described in Item 1A-Risk Factors of the Company’s Annual Report on Form 10-K filed on February 29, 2012  and from time to time in our reports filed with U.S. Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this presentation are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
(Dollars in Millions, Except Cash Dividends Declared and Per Share Data)

	Three Months Ended
	March 31,	April 2,
	2012	2011
Net Sales	$807.9	$662.7
Cost of Sales	610.3	497.9
Gross Profit	197.6	164.8
Operating Expenses	118.5	100.7
Income From Operations	79.1	64.1
Interest Expense	11.8	5.1
Interest Income	0.4	0.3
Income Before Taxes & Noncontrolling Interests	67.7	59.3
Provision For Income Taxes	17.8	18.5
Net Income	49.9	40.8
Less: Net Income Attributable to Noncontrolling Interests, net of tax	1.2	2.0
Net Income Attributable to Regal Beloit Corporation	$48.7	$38.8
Earnings Per Share Attributable to Regal Beloit Corporation:
Basic	$1.17	$1.01
Assuming Dilution	$1.16	$0.99
Cash Dividends Declared	$0.18	$0.17
Weighted Average Number of Shares Outstanding (in millions):
Basic	41.6	38.6
Assuming Dilution	42.0	39.1

Unaudited
Dollars in Millions
	Mechanical Segment		Electrical Segment
	Three Months Ended		Three Months Ended
	March 31,	April 2,	March 31,	April 2,
	2012	2011	2012	2011
Net Sales	$76.5	$68.4	$731.4	$594.3
Income from Operations	9.7	8.6	69.4	55.5

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions, Except Per Share Data)
	(Unaudited)
	March 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$164.2	$142.6
Trade Receivables, less Allowances of $12.6 in 2012 and $13.6 million in 2011	508.7	424.2
Inventories	590.6	575.8
Prepaid Expenses and Other Current Assets	115.2	99.9
Deferred Income Tax Benefits	30.6	48.6
Total Current Assets	1,409.3	1,291.1

Property, Plant, Equipment and Noncurrent Assets	2,058.2	1,975.4
Total Assets	$3,467.5	$3,266.5
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$308.4	$249.4
Other Accrued Expenses	228.7	265.1
Current Maturities of Debt	15.2	10.0
Total Current Liabilities	552.3	524.5

Long-Term Debt	971.0	909.2
Other Noncurrent Liabilities	258.6	256.4
Equity:
Total Regal Beloit Corporation Shareholders' Equity	1,643.4	1,535.9
Noncontrolling Interests	42.2	40.5
Total Equity	1,685.6	1,576.4
Total Liabilities and Equity	$3,467.5	$3,266.5

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
Unaudited
Dollars in Millions
	Three Months Ended
	March 31,	April 2,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$49.9	$40.8
Adjustments to reconcile net income to net cash provided by operating activities (net of acquisitions):
Depreciation and amortization	30.9	21.6
Excess tax benefits from share-based compensation	(0.6)	(0.4)
(Gain)loss on disposition of property, net	(1.3)	0.2
Share-based compensation expense	2.1	1.8
Change in assets and liabilities	(12.5)	(7.8)
Net cash provided by operating activities	68.5	56.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(19.8)	(27.7)
Sales of investment securities	-	56.0
Business acquisitions, net of cash acquired	(93.0)	(8.6)
Proceeds from sale of assets	2.3	-
Net cash provided by (used in) investing activities	(110.5)	19.7

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facility	155.5	-
Repayments under revolving credit facility	(93.5)	-
Net proceeds under revolving credit facility	-	2.8
Proceeds from short-term borrowings	6.0	-
Repayments of short-term borrowings	(0.9)	-
Net proceeds of short-term borrowings	-	10.0
Payments of long-term debt	(0.1)	(0.1)
Dividends paid to shareholders	(7.5)	(6.5)
Proceeds from the exercise of stock options	1.7	0.6
Excess tax benefits from share-based compensation	0.6	0.4
Net cash provided by financing activities	61.8	7.2

EFFECT OF EXCHANGE RATES ON CASH	1.8	1.8

Net increase in cash and cash equivalents	21.6	84.9
Cash and cash equivalents at beginning of period	142.6	174.5
Cash and cash equivalents at end of period	$164.2	$259.4

NON-GAAP MEASURES
Unaudited
Dollars in Millions

We prepare financial statements in accordance with accounting principles generally accepted in the United States (GAAP).  We also disclose adjusted diluted earnings per share (EPS), adjusted gross profit, adjusted gross profit as a percentage of net sales, free cash flow and free cash flow as a percentage of net income attributable to Regal Beloit Corporation (collectively, “non-GAAP financial measures”). We use these measures in our internal performance reporting and for reports to the Board of Directors.  We also periodically disclose certain of these measures in our quarterly earnings releases, on investor conference calls, and in investor presentations and similar events. We believe that these non-GAAP financial measures are useful measures for providing investors with additional insight into our operating performance. This additional information is not meant to be considered in isolation or as a substitute for our results of operations prepared and presented in accordance with GAAP.  Free cash flow is defined as net cash provided by operating activities less additions to property, plant and equipment.

	First Qtr.	First Qtr.
	2012	2011
GAAP Net Cash Provided by Operating Activities	$ 68.5	$ 56.2
Additions to Property Plant and Equipment	(19.8)	(27.7)
Free Cash Flow	$ 48.7	$ 28.5
Free Cash Flow as a Percentage of Net Income Attributable to Regal Beloit	100.0%	73.5%